EXECUTION

GSR MORTGAGE LOAN TRUST 2007-5F

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2007-5F

MASTER SERVICING

and

TRUST AGREEMENT

among

GS MORTGAGE SECURITIES CORP.,
as Depositor

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and as a Custodian

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Master Servicer and Securities Administrator

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as a Custodian

Dated as of

December 1, 2007

TABLE OF CONTENTS

i

SCHEDULES AND EXHIBITS

Schedule I	Mortgage Loans

Schedule II	[Reserved]

Schedule III	[Reserved]

Exhibit A	Forms of Certificates

ii

MASTER SERVICING AND TRUST AGREEMENT

THIS MASTER SERVICING AND TRUST AGREEMENT (this “Trust Agreement”), dated as of December 1, 2007, is hereby executed by and among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the “Depositor”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) and as a custodian, DEUTSCHE BANK NATIONAL TRUST COMPANY, as a custodian (together with U.S. Bank National Association in its capacity as a custodian, the “Custodians”) and WELLS FARGO BANK, N.A., as securities administrator (in such capacity, the “Securities Administrator”) and master servicer (in such capacity, the “Master Servicer”). All of the provisions of the Standard Terms to Master Servicing and Trust Agreement (December 2007 Edition) (the “Standard Terms”), unless otherwise specified herein, are hereby incorporated herein by reference and shall be a part of this Trust Agreement as if set forth herein in full.

PRELIMINARY STATEMENT

The Board of Directors of the Depositor has duly authorized the formation of GSR Mortgage Loan Trust 2007-5F as a trust (the “Trust”) to issue a series of securities with an aggregate initial outstanding principal balance of $723,453,809 to be known as the Mortgage Pass-Through Certificates, Series 2007-5F (the “Certificates”). The Trust is formed by this Trust Agreement. The Certificates in the aggregate evidence the entire beneficial ownership in the Trust. The Certificates consist of the Classes set forth herein.

Pursuant to Section 12.01 of the Standard Terms, the Securities Administrator, on behalf of the Trustee, shall make an election to treat all of the Trust Estate as two real estate mortgage investment conduits (each, a “REMIC” and, individually, “REMIC I” and “REMIC II”) for federal income tax purposes. The “startup day” of each REMIC for purposes of the REMIC Provisions is the Closing Date.

For purposes of naming the REMIC Interests and the Certificates, the letter (“A,” “M” or “B”), refers to the status of the interest (“A” for senior or “M” or “B” for subordinate) and the final character or characters (“1,” “2,” “3,” “4,” “5,” “6,” “R” or “RC”) refers to the specific Class.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, the Depositor, the Trustee, the Securities Administrator, each Custodian and the Master Servicer agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Standard Terms.

The Depositor, the Trustee, the Securities Administrator, the Custodians and the Master Servicer acknowledge that the Standard Terms prescribe certain obligations of each such entity with respect to the Certificates. The Depositor, the Trustee, the Securities Administrator, the Custodians and the Master Servicer agree to observe and perform such prescribed duties, responsibilities and obligations, pursuant to the terms and conditions thereof and of this Trust Agreement, except to the extent inconsistent with the provisions of this Trust Agreement, the Standard Terms are and shall be a part of this Trust Agreement to the same extent as if set forth herein in full.

Section 1.02. Defined Terms.

Capitalized terms used but not defined herein shall have the respective meanings assigned to them in Section 1.01 of the Standard Terms or in the applicable Sale and Servicing Agreement. In the event of a conflict between the Standard Terms and the applicable Sale and Servicing Agreement, such Sale and Servicing Agreement shall govern. In the event of a conflict between the Standard Terms and this Trust Agreement, this Trust Agreement shall govern. In addition, the following provisions shall govern the defined terms set forth below for this Trust Agreement:

“60+ Day Delinquent Mortgage Loan” means, (a) each Mortgage Loan with respect to which any portion of a scheduled payment is, as of the last day of the prior Due Period, two (2) months or more past due (without giving effect to any grace period), (b) each Mortgage Loan in foreclosure, (c) all REO Property, (d) each Mortgage Loan for which the related mortgagor has filed for bankruptcy, (e) all Mortgage Loans repurchased within twelve (12) months prior to the related Distribution Date and (f) any Mortgage Loan that has been modified during the preceding twelve-month period.

“Accrued Certificate Interest”: Interest to be distributed to each Class of Certificates entitled to interest on any Distribution Date consisting of the sum of (i) interest accrued during the related Interest Accrual Period at the applicable Certificate Rate for such Class of Certificates on the Certificate Balance of such Class of Certificates immediately preceding such Distribution Date and (ii) accrued but unpaid Accrued Certificate Interest from prior Distribution Dates (on a cumulative basis, but without interest on such unpaid Accrued Certificate Interest) as reduced by such Class’s share of the amount of any reduction of interest collectible on any related Mortgage Loan as a result of the application of the Servicemembers Civil Relief Act, as amended, and any comparable state or local laws.

“Aggregate Subordinate Percentage”: At any time, the sum of the Class Principal Balances of the Subordinate Certificates divided by the sum of the outstanding principal balances for all the Mortgage Loans.

“Assignment Agreements”: (i) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among GSMC, the Depositor and Avelo, as servicer, (ii) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among the Depositor, Avelo and the Trustee, and as acknowledged by the Master Servicer, (iii) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among GSMC, the Depositor and Countrywide Servicing, as servicer, (iv) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among the Depositor, the Trustee and Countrywide Servicing, as servicer, and as acknowledged by the Master Servicer, (v) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among GSMC, the Depositor and National City, as servicer, (vi) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, among the Depositor, the Trustee and National City, as servicer, and as acknowledged by the Master Servicer, (vii) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among GSMC, the Depositor and SunTrust, as servicer, (viii) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, among the Depositor, the Trustee and SunTrust, as servicer, and as acknowledged by the Master Servicer, (ix) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, by and among GSMC, the Depositor and Wells Fargo, as servicer, and (x) the Assignment, Assumption and Recognition Agreement dated as of December 1, 2007, among the Depositor, the Trustee and Wells Fargo, as servicer, and as acknowledged by the Master Servicer.

“Available Distribution Amount”: For any Distribution Date, the sum of the following amounts:

(i) the total amount of all cash received from or on behalf of the Mortgagors or advanced by the Servicer (or the Master Servicer in the event the Servicer fails to make such required advances, or by the Trustee in the event the Master Servicer fails to make any such required advances, in each case pursuant to Section 3.05 of the Standard Terms) on the Mortgage Loans and not previously distributed (including Monthly Advances made by the Servicer (or by the Master Servicer in the event the Servicer fails to make such required advances, or by the Trustee in the event the Master Servicer fails to make any such required advances, in each case pursuant to Section 3.05 of the Standard Terms)), Compensating Interest Payments made by the Servicer (or the Master Servicer or other successor servicer, as the case may be) and proceeds of Mortgage Loans that are liquidated, except:

(a) all Scheduled Payments collected but due on a Due Date after such Distribution Date;

(b) all Curtailments received after the previous calendar month, unless the related Sale and Servicing Agreement specifies that such amounts shall be remitted by the related Remittance Date;

(c) all Payoffs received after the previous calendar month (together with each interest payment received with such Payoffs to the extent that it represents the payment of interest accrued on the Mortgage Loans for the period after the previous calendar month), unless the related Sale and Servicing Agreement specifies that such amounts shall be remitted by the related Remittance Date;

(d) Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received on the Mortgage Loans after the previous calendar month;

(e) all amounts in the Certificate Account from Mortgage Loans that are then due and payable to the Servicer under the related Sale and Servicing Agreement;

(f) the Servicing Fee and the Master Servicing Fee for each Mortgage Loan, net of any amounts payable as compensating interest by the applicable Servicer on that Distribution Date;

(g) any amounts payable in respect of any primary mortgage insurance policy;

(h) all related indemnification amounts and other related amounts reimbursable on such Distribution Date to the Securities Administrator, the Trustee, each Custodian or the Master Servicer; and

(i) all expenses of the Trust Estate paid after the immediately preceding Distribution Date;

(ii) the total amount of any cash received by the Securities Administrator or the applicable Servicer (or the Master Servicer) from the repurchase by the applicable Loan Seller of any Mortgage Loans as a result of defective documentation or breach of representations and warranties; provided that the obligation to repurchase arose before the related Due Date and; provided further that the Available Distribution Amount for REMIC II shall be the amounts distributed by REMIC I.

“Avelo”: Avelo Mortgage, L.L.C.

“Bank of America”: Bank of America, National Association.

“Book-Entry Certificates”: The Senior Certificates and the Subordinate Certificates.

“Certificate Account Property”: The Certificate Account, all amounts, investments and other property held from time to time in the Certificate Account, and all proceeds of the foregoing.

“Certificate Balance”: As to any Class of Certificates or Interests as of the close of business on each Distribution Date, the initial Certificate Balance thereof (as shown on the charts in Section 2.03) (a) reduced by (i) all principal payments previously distributed to such Class and (ii) all Realized Losses previously allocated to such Class and (b) increased, in the case of any Class of Certificates with respect to which the Certificate Balance thereof has been reduced by any Realized Loss, by the amount of any Subsequent Recoveries allocated to such Class in accordance with Section 3.02(e).

“Certificate Rate”: With respect to each Class of Certificates on any Distribution Date, the percentage per annum or other entitlement to interest described in Section 2.03. With respect to each REMIC Interest on any Distribution Date, the Certificate Rates described in Section 2.03.

“Certificates”: The Class A-1, Class A-2, Class M-1, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class RC and Class R Certificates.

“Class”: Each Class of Certificates or REMIC Interests.

“Class A Certificates”: The Class A-1 and Class A-2 Certificates.

“Class B Certificates”: The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates.

“Class M Certificates”: The Class M-1 Certificates.

“Class Principal Balance”: As to any Class of Certificates on each Distribution Date, the total Certificate Balance of all Certificates of such Class on that Distribution Date.

“Closing Date”: December 28, 2007.

“Conduit Program”: GSMC’s mortgage conduit program, through which mortgage loans are acquired from time to time from various banks, savings and loan associations, mortgage bankers and other mortgage loan originators and purchasers of mortgage loans in the secondary market.

“Corresponding Class”: For each Class of REMIC Interests or Certificates, the Class or Classes indicated as such in the tables set forth in Section 2.03.

“Countrywide”: Countrywide Home Loans, Inc., or any successor in interest.

“Countrywide Servicing”: Countrywide Home Loans Servicing LP, or any successor in interest.

“Credit Support Depletion Date”: The first Distribution Date (if any) on which the aggregate Certificate Balance of the Subordinate Certificates has been or shall be reduced to zero.

“Current Shortfall”: Any amount included in the Principal Distribution Amount for which cash is not available to make distributions as a result of the Servicer’s decision not to Advance a delinquent payment, other than a Realized Loss.

“Custodian”: As defined in the Preliminary Statement.

“Custodial Agreement”: The Master Custodial Agreement, dated as of December 1, 2007 among GSMC, the Custodians, the Servicers, the Master Servicer and the Securities Administrator.

“Cut-Off Date”: December 1, 2007.

“Data Collection Schedule”: As defined in the Custodial Agreement.

“Depositor”: GS Mortgage Securities Corp., in its capacity as depositor under this Trust Agreement.

“Deutsche Bank”: Deutsche Bank National Trust Company, or any successor in interest.

“Distribution Date”: The 25th day of each month, or if such day is not a Business Day, the next Business Day following such day. The first Distribution Date shall be January 25, 2008.

“Due Date”: For any Mortgage Loan, the first day in each calendar month.

“Due Period”: For any Distribution Date, the period beginning on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

“Fair Market Value Excess”: An amount equal to the excess, if any, of the amount in clause (y) of the definition of “Termination Price,” over the amount in clause (x) of the definition of “Termination Price.”

“Fitch”: Fitch Ratings, or any successor in interest.

“GSMC”: Goldman Sachs Mortgage Company, or any successor in interest.

“Interest Accrual Period”: For any Distribution Date (other than the first Distribution Date) and any regular interest in any REMIC created hereby or any Class of Certificates entitled to interest, the calendar month immediately preceding the calendar month in which such Distribution Date occurs (assuming a 30-day month). For the first Distribution Date and any regular interest in any REMIC created hereby or any Class of Certificates entitled to interest, interest will accrue from December 1, 2007.

“Interests”: Each Class of REMIC Interests.

“Junior Subordinate Certificates”: The Class B-4, Class B-5 and Class B-6 Certificates.

“Liquidation Principal”: For any Distribution Date, the principal portion of Liquidation Proceeds received from each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date.

“Loan Seller”: Each of National City, SunTrust, WaMu and Wells Fargo.

“Master Servicer”: Wells Fargo Bank, N.A., in its capacity as Master Servicer, or any successor master servicer.

“Master Servicing Fee”: With respect to any Distribution Date, all income and gain realized from the investment of funds in the Master Servicer Account during the Master Servicer Float Period relating to such Distribution Date, or with respect to a successor master servicer, the compensation agreed upon by the Trustee and such successor master servicer in accordance with the terms of this Trust Agreement.

“Moody’s”: Moody’s Investors Service, Inc., or any successor in interest.

“Mortgage Loans”: The mortgage loans identified on Schedule I hereto.

“National City”: National City Mortgage Co., or any successor in interest.

“Net Rate”: With respect to each Mortgage Loan, the Note Rate of such Mortgage Loan reduced by the Servicing Fee Rate and the rate on any lender paid primary mortgage insurance for such Mortgage Loan.

“Net WAC”: As of any Distribution Date will equal the weighted average of the Net Rates of the Mortgage Loans as of the Due Date of the calendar month immediately preceding the calendar month of such Distribution Date, weighted on the basis of their principal balances and excluding any principal balance that was prepaid after such Due Date and distributed in such immediately preceding calendar month.

“Note Rate”: For each Mortgage Loan, the rate at which the related promissory note accrues interest. For purposes of calculating the Certificate Rates on the Interests and Certificates, the Note Rate of a Mortgage Loan shall be calculated without regard to any modification, waiver or amendment of the interest rate of the Mortgage Loan, whether agreed to by the Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor.

“P&I Certificates”: All Classes of Certificates other than the Residual Certificates.

“Prepayment Period”: With respect to each Distribution Date and each Mortgage Loan serviced by Countrywide Servicing, National City and SunTrust, the calendar month preceding the month in which such Distribution Date occurs. With respect to each Distribution Date and each Mortgage Loan serviced by Wells Fargo, a.) the period commencing on the 14th day of the month preceding the month in which such Distribution Date occurs and ending on the 13th day of the month in which such Distribution Date occurs or b.) the calendar month preceding the month in which such Distribution Date occurs, as specified in Exhibit 1 to the related Assignment Agreement. With respect to each Distribution Date and each Mortgage Loan serviced by Avelo, the period commencing on the 16th day of the month preceding the month in which such Distribution Date occurs and ending on the 15th day of the month in which such Distribution Date occurs. In the case of the first Distribution Date, the Prepayment Period commences on the Cut-Off Date.

“Principal Distribution Amount”: For any Distribution Date, the sum of:

(1) the Principal Payment Amount;

(2) the Principal Prepayment Amount; and

(3) the Liquidation Principal derived from such Mortgage Loan.

“Principal Payment Amount”: For any Distribution Date and each Mortgage Loan, the sum of the following amounts:

(a) the principal portion of Scheduled Payments on such Mortgage Loan due on the related Due Date and received or advanced during the related Due Period;

(b) the principal portion of repurchase proceeds received on such Mortgage Loan for which an obligation or opportunity to repurchase such Mortgage Loan as permitted or required by this Trust Agreement arose during or before the related Due Period during the calendar month preceding the month of such Distribution Date; and

(c) any other unscheduled payments of principal which were received on such Mortgage Loan during the period beginning on and including the second day of the preceding calendar month and ending on and including the first day of the current calendar month, other than Payoffs, Curtailments, or Liquidation Principal.

“Principal Prepayment Amount”: For any Distribution Date and each Mortgage Loan, the sum of all Payoffs and Curtailments for such Mortgage Loan that were received during the related Prepayment Period (as specified in the related Sale and Servicing Agreement).

“Private Certificates”: The Junior Subordinate Certificates.

“Qualified Institutional Buyer”: Any “qualified institutional buyer” as defined in clause 7(a) of Rule 144A promulgated under the Securities Act.

“Rating Agency”: Each of Fitch and S&P.

“Record Date”: For each Class of Certificates, the last Business Day of the related Interest Accrual Period.

“REMIC”: As specified in the preliminary statement.

“REMIC I”: One of the real estate mortgage investment conduits created hereunder, which consists of the Mortgage Loans and the REMIC I Distribution Account.

“REMIC I Regular Interests”: The regular interests issued by REMIC I as specified in Section 2.03.

“REMIC II”: One of the real estate mortgage investment conduits created hereunder, which consists of the REMIC II Distribution Account.

“REMIC II Regular Interests”: The regular interests issued by REMIC II as specified in Section 2.03.

“REMIC Class” or “REMIC Certificate”: Each Class of Certificates or Certificate, as applicable, issued by REMIC II pursuant to Section 2.03 and the Class RC and Class R Certificates.

“REMIC Interests”: Each Class of REMIC interests issued pursuant to Section 2.03.

“Remittance Date”: For each Mortgage Loan and any Distribution Date, as set forth in the related Sale and Servicing Agreement.

“Residual Certificates”: The Class RC and Class R Certificates.

“Rule 144A Certificates”: The Junior Subordinate Certificates.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Servicing Agreement”: each of the (i) Flow Servicing Agreement dated as of January 1, 2006, by and between GSMC and Avelo, as servicer, (ii) Transfer and Purchase Agreement dated as of December 28, 2004, among Wells Fargo, as successor in interest to Ryland Mortgage Company as master servicer, Countrywide Home Loans, Inc. and GSMC, (iii) Confirmation Agreement dated as of March 1, 2005 between Countrywide Servicing and GSMC, (iv) Servicing Agreement dated as of July 1, 2004, between GSMC, as owner, and Countrywide Servicing, as servicer, as amended by Amendment Reg AB, dated as of January 1, 2006 by and between GSMC and Countrywide Home Loans, Inc.; (v) Third Amended and Restated Flow Seller’s Warranties and Servicing Agreement dated as of September 1, 2007, between GSMC and National City (vi) Amended and Restated Flow Seller’s Warranties and Servicing Agreement, dated as of December 1, 2005, as amended by Amendment No. 1, dated as of July 1, 2006 between GSMC and SunTrust; (vii) Amended and Restated Master Seller’s Warranties and Servicing Agreement, dated as of December 1, 2005, between Bank of America and Wells Fargo; (viii) Amended and Restated Master Mortgage Loan Purchase Agreement, dated as of December 1, 2005, between Bank of America and Wells Fargo; (ix) Assignment and Conveyance Agreement dated December 15, 2005, between Bank of America and Wells Fargo; (x) Second Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of May 1, 2006, between Bank of America and Wells Fargo; (xi) Assignment and Conveyance Agreement dated May 24, 2006, between Bank of America and Wells Fargo; (xii) Assignment and Conveyance Agreement dated July 25, 2006, between Bank of America and Wells Fargo; (xiii) Mortgage Loan Purchase Agreement dated as of July 1, 2006, between Bank of America and DLJ Mortgage Capital, Inc.; (xiv) Assignment Assumption and Recognition Agreement dates as of February 26, 2007, among Bank of America, Wells Fargo and GSMC; (xv) Assignment Assumption and Recognition Agreement dates as of February 26, 2007, among Bank of America, DLJ Mortgage Capital, Inc., Wells Fargo and GSMC; and (xvi) Second Amended and Restated Master Seller’s Warranties and Servicing Agreement, dated as of November 1, 2005, between GSMC and Wells Fargo.

“Scheduled Final Distribution Date”: For each Class of Certificates, the respective dates specified in Section 2.03(e).

“Scheduled Payments”: With respect to any Mortgage Loan, the monthly payments of principal and interest payable by the related Mortgagor pursuant to the related amortization schedule.

“Scheduled Principal Amount”: With respect to any Distribution Date, an amount equal to the amount described in clause (i) of the definition of Senior Principal Distribution Amount.

“Securities Administrator”: Wells Fargo Bank, N.A. in its capacity as Securities Administrator under this Trust Agreement, or any successor securities administrator.

“Senior Certificates”: The Class A Certificates.

“Senior Interests”: All of the REMIC M-T Regular Interests except those corresponding to a Class B Certificate.

“Senior Liquidation Amount”: For any Distribution Date and each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the lesser of (i) the related Senior Percentage of the Scheduled Principal Balance of such Mortgage Loan and (ii) the Senior Prepayment Percentage of the Liquidation Principal derived from such Mortgage Loan.

“Senior Percentage”: For (i) the Closing Date, will equal 96.10% and (ii) for any Distribution Date thereafter will be a fraction expressed as a percentage, the numerator of which is (a) the sum of the Certificate Balances of the Senior Certificates immediately preceding such Distribution Date and the denominator of which is (b) the sum of the total outstanding principal balance of the Mortgage Loans immediately preceding such Distribution Date.

“Senior Prepayment Percentage”: For (i) any Distribution Date occurring before the Distribution Date in January 2013, 100%; (ii) on any other Distribution Date on which the Senior Percentage for such Distribution Date exceeds the initial Senior Percentage as of the Cut-Off Date, 100%; and (iii) on any other Distribution Date in the month of January 2013 and thereafter, 100%, unless:

(a) the outstanding aggregate Scheduled Principal Balances of 60+ Day Delinquent Mortgage Loans (averaged over the preceding six-month period), as a percentage of the aggregate Class Principal Balance of the Subordinate Certificates immediately prior to that Distribution Date, does not equal or exceed 50%, and

(b) the cumulative Realized Losses on the Mortgage Loans, commencing with the following Distribution Dates do not exceed the following percentages of the aggregate Class Principal Balance of the Subordinate Certificates as of the Closing Date (“Original Subordinate Principal Balance”):

Distribution Dates	Percentage of the Original Subordinate Principal Balance
Distribution Date on the fifth anniversary of the first Distribution Date	30%
Distribution Date on the sixth anniversary of the first Distribution Date	35%
Distribution Date on the seventh anniversary of the first Distribution Date	40%
Distribution Date on the eighth anniversary of the first Distribution Date	45%
Distribution Date on the ninth anniversary of the first Distribution Date	50%

in which case, the Senior Prepayment Percentage for will be calculated as follows:

•  for any Distribution Date occurring in January 2013 through December 2013, the Senior Percentage for that Distribution Date plus 70% of the Subordinate Percentage for that Distribution Date;

•  for any Distribution Date occurring in January 2014 through December 2014, the Senior Percentage for that Distribution Date plus 60% of the Subordinate Percentage for that Distribution Date;

•  for any Distribution Date occurring January 2015 through December 2015, the Senior Percentage for that Distribution Date plus 40% of the Subordinate Percentage for that Distribution Date;

•  for any Distribution Date occurring in January 2016 through December 2016, the Senior Percentage for that Distribution Date plus 20% of the Subordinate Percentage for that Distribution Date;

•  for any Distribution Date occurring in or after January 2017 (other than the final Distribution Date), the Senior Prepayment Percentage will equal the Senior Percentage for that Distribution Date; and

•  for the final Distribution Date, the Senior Prepayment Percentage will equal 100%.

If on any Distribution Date the allocation to the P&I Certificates of Principal Prepayments in the percentage required would reduce the sum of the Certificate Balances of the P&I Certificates below zero, the Senior Prepayment Percentage for such Distribution Date shall be equal to the percentage necessary to reduce such sum to zero.

“Senior Principal Distribution Amount”: For any Distribution Date shall equal the sum of:

(i)	the Senior Percentage of the Principal Payment Amount for such Distribution Date;

(ii)	the Senior Prepayment Percentage of the Principal Prepayment Amount for such Distribution Date; and

(iii)	the Senior Liquidation Amount for such Distribution Date.

“Senior Subordinate Certificates”: The Class M-1, Class B-1, Class B-2 and Class B-3 Certificates.

“Servicer”: Each of Avelo, Countrywide Servicing, National City, SunTrust and Wells Fargo and their respective successors or assigns, in their respective capacities as servicer under the related Sale and Servicing Agreement.

“Servicing Fee Rate”: For each Mortgage Loan, the per annum fee described in Schedule I hereto.

“Subordinate Certificates”: The Class M and Class B Certificates.

“Subordinate Class Percentage”: For each Class of Subordinate Certificates and each Distribution Date, the percentage obtained by dividing the Class Principal Balance of such Class immediately prior to such Distribution Date by the aggregate Certificate Principal Balance of all related Subordinate Certificates immediately prior to such date.

“Subordinate Interests”: The Interest corresponding to the Subordinate Certificates.

“Subordinate Liquidation Amount”: For any Distribution Date, the Liquidation Principal in respect of each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, minus the Senior Liquidation Amount for such Distribution Date.

“Subordinate Percentage”: For any Distribution Date, the excess of 100% over the Senior Percentage. The Subordinate Percentage as of the Closing Date shall be 3.90%.

“Subordinate Prepayment Percentage”: For any Distribution Date, the excess of 100% over the Senior Prepayment Percentage. Initially, the Subordinate Prepayment Percentage shall be 0%.

“Subordinate Principal Distribution Amount”: For any Distribution Date, the sum of:

(i)	the Subordinate Percentage of the Principal Payment Amount;

(ii)	the Subordinate Principal Prepayment Amount; and

(iii)	the Subordinate Liquidation Amount;

“Subordinate Principal Prepayment Amount”: For each Distribution Date, the Subordinate Prepayment Percentage of the Principal Prepayment Amount.

“Subordination Levels”: For any Class of Subordinate Certificates and any specified date, the percentage obtained by dividing (i) the sum of the Class Principal Balances of all Classes of Subordinate Certificates that are subordinate to such Class by (ii) the sum of the Class Principal Balances of all Classes of Certificates as of such date, before giving effect to distributions and allocations of Realized Losses on such date.

“Subsequent Recovery”: With respect to any Liquidated Mortgage Loan on which a Realized Loss has occurred, any amount that the related Servicer ultimately recovers in respect of such Liquidated Mortgage Loan, net of the reasonable fees of the Servicer associated with such recovery.

“SunTrust”: SunTrust Mortgage, Inc., or any successors in interest.

“Trust Estate”: As defined in Section 2.01 hereof.

“Trust Agreement”: This Master Servicing and Trust Agreement, dated as of December 1, 2007, which incorporates by reference the Standard Terms to Master Servicing and Trust Agreement (December 2007 edition); provided that any references in any documents required to be provided pursuant to the terms of this Trust Agreement, including references in documents within the Trustee Mortgage Loan File, to a Trust Agreement dated as of December 1, 2007, shall be deemed to refer to this Trust Agreement.

“Trustee”: U.S. Bank National Association, not in its individual capacity but solely as Trustee under this Trust Agreement, or its successor in interest, or any successor trustee appointed as herein provided.

“UCC”: The Uniform Commercial Code as in effect in the State of New York.

“Unscheduled Principal Amount”: With respect to any Distribution Date, an amount equal to the sum of the amounts described in clauses (ii) and (iii) of the definition of Senior Principal Distribution Amount.

“Verified Information”: As defined in the Custodial Agreement.

“Wells Fargo”: Wells Fargo Bank, N.A., or any successors in interest.

ARTICLE II.

FORMATION OF TRUST; CONVEYANCE OF MORTGAGE LOANS

Section 2.01. Conveyance to the Trustee.

(a) To provide for the distribution of the principal of and interest on the Certificates and Interests in accordance with their terms, all of the sums distributable under this Trust Agreement with respect to the Certificates and the Interests and the performance of the covenants contained in this Trust Agreement, the Depositor hereby bargains, sells, conveys, assigns and transfers to the Trustee, in trust, without recourse and for the exclusive benefit of the Holders of the Certificates, all of the Depositor’s right, title and interest in and to any and all benefits accruing to the Depositor from: (i) the Mortgage Loans, the related Trustee Mortgage Loan Files, and all Monthly Payments due thereon after the Cut-Off Date and all principal prepayments collected with respect to the Mortgage Loans and paid by a Borrower on or after the Cut-Off Date, and proceeds of the conversion, voluntary or involuntary, of the foregoing; (ii) the Sale and Servicing Agreements; provided that the Depositor hereby reserves its right to indemnification under the Sale and Servicing Agreements; (iii) the Custodial Agreement; (iv) the Assignment Agreements; (v) the Distribution Account, the Master Servicer Account, the Certificate Account and the Collection Accounts and (vi) proceeds of all of the foregoing (including, without limitation, all amounts, other than investment earnings, from time to time held or invested in the Collection Account and the Certificate Account, whether in the form of cash, instruments, securities or other property, all proceeds of any mortgage insurance, mortgage guarantees, hazard insurance, or title insurance policy relating to the Mortgage Loans, cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, rights to payment of any and every kind, and other forms of obligations and receivables, which at any time constitute all or part or are included in the proceeds of any of the foregoing) to pay the REMIC Interests and the Certificates as specified herein (collectively items (i) through (vi), the “Trust Estate”).

(b) It is intended that the conveyance of the Trust Estate by the Depositor to the Trustee as provided in this Section be, and be construed as, a sale of the Trust Estate by the Depositor to the Trustee for the benefit of the Certificateholders. It is, further, not intended that such conveyance be deemed a pledge of the Trust Estate by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that the Trust Estate is held to be the property of the Depositor, or if for any reason this Agreement is held or deemed to create a security interest in the Trust Estate, then it is intended that this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the UCC and the corresponding articles of the Uniform Commercial Code of any other applicable jurisdiction; and the Depositor hereby grants to the Trustee for the benefit of the Certificateholders a security interest in all of the Depositor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to the Trust Estate. The Depositor and the Trustee, at the Depositor’s direction and expense, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in assets constituting the Trust Estate described above, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.

(c) The foregoing sale, transfer, assignment, set-over and conveyance does not and is not intended to result in the creation of an assumption by the Trustee of any obligation of the Depositor, the Seller or any other person in connection with the Mortgage Loans, the Sale and Servicing Agreements, the Assignment Agreements or under any agreement or instrument relating thereto except as specifically set forth herein.

(d) It is agreed and understood by the Depositor and the Trustee (and the Depositor so represents and recognizes) that it is not intended that any Mortgage Loan to be included in the Trust Estate be (i) a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, (ii) a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, (iii) a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 or (iv) a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act effective February 1, 2005.

Section 2.02. Acceptance by the Trustee and Securities Administrator.

By its execution of this Trust Agreement, the Trustee acknowledges and declares that it holds and shall hold or has agreed to hold (in each case through the applicable Custodian) all documents delivered to any such person from time to time with respect to the Mortgage Loans and all assets included in the definition of Trust Estate herein in trust for the exclusive use and benefit of all present and future Holders of the Certificates. The Trustee has not created and shall not create, and no Officer of the Trustee has any actual knowledge or has received actual notice of, any interest in the Trust Estate contrary to the interests created by this Trust Agreement. The Trustee has not entered, nor intends to enter, into any subordination agreement or intercreditor agreement with respect to any assets included in the Trust Estate.

Pursuant to Section 2.02(f) of the Standard Terms, the Depositor acknowledges the appointment of each Custodian and agrees to deliver, or cause to be delivered, to the applicable Custodian all Mortgage Loan documents that are to be included in the Trustee Mortgage Loan File for each Mortgage Loan for which such Custodian shall act as custodian. The Depositor and each Custodian acknowledge that, pursuant to the Custodial Agreement and in connection with the formation of the Trust, the Depositor hereby assigns the Custodial Agreement to the Trustee and agrees to cause a receipt to be issued in the name of the Trustee. It is understood that each Custodian will charge for its services under this Agreement as set forth in a separate agreement between such Custodian and the Securities Administrator, the payment of which fees and expenses (as set forth in such separate agreement) shall be the sole obligation of the Securities Administrator. The Securities Administrator will further pay or reimburse such Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by such Custodian in accordance with this Agreement, the Custodial Agreement and any document executed in connection herewith or therewith.

Pursuant to a separate agreement, the Master Servicer shall pay the Trustee fee and the Securities Administrator fee from the Master Servicing Fee.

Section 2.03. REMIC Elections and REMIC Interests Designations.

(a) REMIC Elections. Elections shall be made by the Securities Administrator to treat the assets of the Trust Estate described in the definition of the term “REMIC I” and the assets of the Trust Estate described in the definition of the term “REMIC II” as separate REMICs for federal income tax purposes. The REMIC I Regular Interests shall constitute the regular interests in REMIC I and the REMIC II Regular Interests shall constitute the regular interests in REMIC II. The Class RC Certificates shall represent ownership of the sole Class of residual interest in REMIC I. The Class R Certificates shall represent ownership of the sole Class of residual interests in REMIC II.

(b) REMIC I Interests. REMIC I shall issue each of the following Classes of Interests in book-entry form, each of which shall be a Class of REMIC I Interests, having the following Certificate Rates and initial principal balances:

Class	Initial Certificate Balance	Certificate Rate

LT1-Pool	(1)	(2)
RC	(3)	(3)

(1)	This Interest shall have an initial principal balance equal to the aggregate principal balance of the Mortgage Loans as of the Cut-Off Date.

(2)
This Interest shall bear interest for any Interest Accrual Period equal to (i) the Net WAC over (ii) (x) the sum of any expenses payable to the Securities Administrator or to the Trustee (to the extent such expenses were not taken into account in computing the Net Rate of any Mortgage Loan and do not constitute “unanticipated expenses” of a REMIC within the meaning of Treasury Regulation Section 1.860G-1(b)(3)(ii)) divided by (y) the aggregate Scheduled Principal Balance of the Mortgage Loans as of the beginning of such Interest Accrual Period adjusted for prepayments after the beginning of such Interest Accrual Period that were distributed on the prior Distribution Date.

(3)	The Class RC Certificate shall not be entitled to payments of principal or interest.

(c) REMIC II. REMIC II shall issue the following Classes of Certificates (other than the Class RC and Class R Certificates), with the designations, initial Certificate Balances and Certificate Rates indicated, each of which (other than the Class RC and Class R Certificates) shall be a Class of REMIC II Regular Interests.

Class	Initial Certificate Balance	Certificate Rate
A-1	$ 667,024,000	(1)
A-2(5)	$ 28,215,000	(1)
M-1	$ 10,128,000	(1)
B-1	$ 4,341,000	(1)
B-2	$ 4,702,000	(1)
B-3	$ 2,532,000	(1)
B-4	$ 2,894,000	(1)
B-5	$ 2,170,000	(1)
B-6	$ 1,447,809	(1)
RC	(2)	(2)
R	(2)	(2)

(1)
For each Distribution Date (and the related Interest Accrual Period) each of the Class A-1, Class A-2, Class M-1, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates shall accrue interest at a per annum rate equal to the Net WAC.

(2)	The Class R Certificate shall represent the sole Class of residual interest in REMIC II.

(d) REMIC Scheduled Final Distribution. The Scheduled Final Distribution Date for the Regular Interests in REMIC I and REMIC II is the Distribution Date following the third anniversary of the scheduled maturity date of the Mortgage Loan having the latest scheduled maturity as of the Closing Date.

ARTICLE III.

REMITTING TO CERTIFICATEHOLDERS

Section 3.01. Distributions to Certificateholders.

(a) REMIC II Distributions. In accordance with Section 3.01(d) of the Standard Terms and subject to the exceptions set forth below and to Section 3.02, on each Distribution Date, the Securities Administrator shall withdraw the aggregate Available Distribution Amount from the Certificate Account, and shall distribute it in the following manner and order of priority:

(i) to each Class of REMIC Certificates that are Senior Certificates, Accrued Certificate Interest thereon, pro rata in proportion to the amount of Accrued Certificate Interest owing to each such Class;

(ii) to the extent of the remaining Available Distribution Amount, to the Class A-1 and Class A-2 Certificates, in reduction of their respective Class Principal Balances, pro rata, in proportion to the Class Principal Balance of each such Class, in an amount up to the Senior Principal Distribution Amount for such Distribution Date, until the Class Principal Balance of each such Class is reduced to zero;

(iii) to the extent of the remaining Available Distribution Amount and subject to the prior distribution of amounts described under Section 3.01(e) below, to the Classes of Subordinate Certificates, in their order of seniority the sum of (i) Accrued Certificate Interest, pro rata, on the basis of the amount owing to each such Class, and (ii) their pro rata shares, based on their outstanding Certificate Balances, of the Subordinate Principal Distribution Amount, as applicable; provided, however, that on any Distribution Date on which the Subordination Level for any class of Subordinate Certificates is less than its Subordination Level as of the Closing Date, the portion of the Subordinate Principal Prepayment Amount otherwise allocable to the Class or Classes of Subordinate Certificates junior to such Class will be allocated pro rata to the most senior Class of Subordinate Certificates for which the Subordination Level on such Distribution Date is less than the Subordination Level as of the Closing Date and all Classes of Subordinate Certificates senior thereto;

(iv) to each Class of Certificates, in the order of their seniority, the amount of any unreimbursed Realized Losses previously allocated to such Certificates; and

(v) after all of the other Classes of Certificates (other than the Residual Certificates) have been paid in full, the remainder, if any, which is expected to be zero, of the Available Distribution Amount (other than any Fair Market Value Excess remaining after an optional termination of the Trust Estate) to the Class RC Certificates to the extent such remainder is applicable to REMIC I and otherwise to the Class R Certificates.

On each Distribution Date on or after the Credit Support Depletion Date, to the extent of the Available Distribution Amount on such Distribution Date, distributions shall be made to the Senior Certificates, in respect of interest (pro rata according to Accrued Certificate Interest for such Distribution Date) and then with respect to principal (pro rata according to their respective outstanding Class Principal Balances); and the remainder (other than any Fair Market Value Excess remaining after the optional termination of the Trust Estate), if any, which is expected to be zero, of the Available Distribution Amount shall be distributed to the holders of the Class RC Certificates to the extent such remainder is applicable to REMIC I and otherwise to the holder of the Class R Certificates.

On each Distribution Date on which the aggregate Certificate Principal Balance of the Senior Certificates has been reduced to zero, any amounts distributable pursuant to this Section 3.01(a) shall be allocated, as to each applicable Class of Subordinate Certificates, in proportion to such Class’s Subordinate Class Percentage of the Subordinate Principal Distribution Amount.

On each Distribution Date on which the Senior Certificates remain outstanding, any amounts distributable pursuant to this Section 3.01(a) shall be distributed in proportion to the aggregate Certificate Principal Balances of such Certificates.

(b) [Reserved].

(c) REMIC I Distributions. On each Distribution Date, the Securities Administrator shall apply amounts in the REMIC I Distribution Account in respect of interest to the Class LT1 Pool Interest in accordance with its interest rate set forth above. In addition, on each Distribution Date, the Securities Administrator shall apply amounts in the REMIC I Distribution Account in respect of principal to the Class LT1-Pool Interest until its principal balance is reduced to zero.

Realized Losses and Shortfalls shall be allocated in the same manner.

The Securities Administrator shall withdraw all amounts allocated to the REMIC I Regular Interests and deposit such amounts in the Certificate Account for distribution pursuant to Section 3.01(a) above on such Distribution Date. Any amount remaining in the REMIC I Distribution Account after making all other payments required under this Section 3.01(d) shall be distributed to the holder of the Class RC Certificates.

(d) [Reserved].

(e) On each Distribution Date on which any Fair Market Value Excess is on deposit in the Certificate Account and such Fair Market Value Excess has not been previously distributed in accordance with this Section 3.01(h), the Securities Administrator shall withdraw such Fair Market Value Excess, from the Certificate Account, and shall distribute it to the Holder of the Class RC Certificates.

Section 3.02. Allocation of Realized Losses and Shortfalls.

(a) Realized Losses of Principal.

(i) On each Distribution Date, a Realized Loss on a Mortgage Loan, to the extent allocable to principal, shall be allocated to the Class or Classes of REMIC Interests in reduction of the Certificate Balance thereof; provided, however, that any Realized Loss shall be allocated first to the Subordinate Interests, in reverse numerical order, until the Certificate Balances thereof are reduced to zero, and then to the Senior Interests; provided, further, that any remaining Realized Losses shall be allocated first to the Class A-2 Certificates, until the Class Principal Balance of the Class A-2 Certificates is reduced to zero and second to the Class A-1 Certificates, until the Class Principal Balance of the Class A-1 Certificates is reduced to zero.

(ii) [Reserved].

(b) Realized Losses Allocable to Interest. On each Distribution Date, the portion of each Realized Loss on a Mortgage Loan that exceeds the outstanding principal amount of such Mortgage Loan shall be allocated pro rata on the basis of the amount of interest from such Mortgage Loan, to each Class of related REMIC Interest. On each Distribution Date, the interest portion of each Realized Loss allocated in accordance with the preceding sentence shall be further allocated pro rata, on the basis of Accrued Certificate Interest on the Class Principal Balance thereof, to each Class of related REMIC Interests; provided that the interest portion of any Realized Losses allocated to the related Subordinate Interests in a REMIC as provided in this Section 3.02(b) shall be allocated to such Subordinate Interests in reverse order of seniority.

(c) Interest Shortfall. Notwithstanding anything in the Standard Terms to the contrary, on each Distribution Date, before any distributions are made on the REMIC Interests and the Certificates, Month End Interest Shortfall not covered by a Compensating Interest Payment and Servicemembers Shortfall with respect to any Mortgage Loan shall be allocated pro rata among the Classes of the related REMIC based on the amount of interest otherwise owing thereto in reduction of that amount.

(d) Modification Losses. In the event that the Note Rate on a Mortgage Loan is reduced as a result of a modification of the terms of such Mortgage Loan, such modification shall be disregarded for purposes of calculating the Certificate Rate on any Class of Certificates or Class of REMIC Interest. Any shortfall resulting from any such modifications, however, shall be treated as a Realized Loss occurring on each Distribution Date and shall be applied to reduce the Certificate Balances of the Certificates and REMIC Interests in the manner and order of priority set forth above.

(e) In the event of any Subsequent Recovery, (i) such amount shall be treated as a Principal Prepayment Amount and shall be included in the related Available Distribution Amount for the Distribution Date occurring in the month following the month in which such recovery is received and (ii) the Certificate Balance of the Class or Classes to which the related Realized Loss had previously been allocated, whether or not such Class or Classes remain outstanding, shall be increased in direct order of priority, in each case by an amount equal to the lesser of (x) the amount of such recovery and (y) the aggregate amount of Realized Losses previously allocated to such Classes less amounts previously allocated to such Classes pursuant to this paragraph.

ARTICLE IV.

THE SECURITIES

Section 4.01. The Certificates.

The Certificates shall be designated generally as the Mortgage Pass-Through Certificates, Series 2007-5F. The aggregate principal amount of Certificates or Interests, as applicable, that may be executed and delivered under this Trust Agreement is limited to $723,453,809, except for Certificates executed and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Section 4.05 hereof or Sections 5.03 or 5.05 of the Standard Terms. On the Closing Date, the Securities Administrator shall execute, and the Certificate Registrar shall authenticate and the Certificates in the names and amounts and to the Persons as directed by the Depositor. The table in Section 2.03 sets forth the Classes of Certificates, the initial Certificate Balance and the Certificate Rate for each Class of the Certificates. The Certificates authorized by this Trust Agreement shall consist of the Certificates having the designations, Initial Certificate Balances and Certificate Rates specified in the table in Section 2.03(d).

Section 4.02. Denominations.

Each of the Class A and Subordinate Certificates shall be issued in fully registered, book-entry form and shall be Book-Entry Certificates. Each Class of Residual Certificates shall be issued in fully registered, certificated form. The Class A Certificates are offered in minimum denominations of $25,000 initial Certificate Balance each and multiples of $1 in excess of $25,000 or, if the Class Principal Balance of such Class of Certificates is less than $25,000, the Class Principal Balance thereof. The Subordinate Certificates are offered in minimum denominations of $250,000 initial Certificate Balance each and multiples of $1 in excess of $250,000. In addition, one Certificate of each Class (other than the Residual Certificates) may be issued evidencing the sum of an authorized denomination thereof and the remainder of the initial Class Principal Balance of such Class. Each Class of Residual Certificates shall be issued in percentage interests of 99.99% and 0.01%.

Section 4.03. Redemption of Certificates.

(a) There shall be no right to redemption pursuant to Section 10.01 of the Standard Terms. Moreover, notwithstanding anything to the contrary in Section 10.02 of the Standard Terms, the obligations created by this Trust Agreement shall terminate upon payment to the Certificateholders of all amounts held in the Collection Account, the Certificate Account and the Distribution Account required to be paid to the Certificateholders pursuant to this Trust Agreement, following the final payment or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Estate or the disposition of all property acquired upon foreclosure of any such Mortgage Loan.

(b) On or after the date on which the aggregate Scheduled Principal Balance of the Mortgage Loans is less than or equal to 1% of the aggregate Scheduled Principal Balance of such Mortgage Loans as of the Cut-Off Date the Master Servicer shall have the right to purchase the remaining Mortgage Loans and any other assets in REMIC I at the Termination Price and thereby cause the retirement of the related Certificates.

Notwithstanding anything to the contrary contained herein, the obligations created by the Trust Agreement shall terminate upon payment to the Certificateholders of all amounts held in the Certificate Account and the REMIC I Distribution Account required to be paid to the Certificateholders pursuant to the Trust Agreement, following the earlier of: (i) the final payment or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Estate or the disposition of all property acquired upon foreclosure of any such Mortgage Loan and (ii) the purchase of all of the assets of the Trust Estate as provided above. Written notice of termination shall be given to each Certificateholder, and the final distribution shall be made only upon surrender and cancellation of the Certificates at an office or agency appointed by the Securities Administrator, which shall be specified in the notice of termination. Any repurchase of the assets of the Trust Estate pursuant to this Section 4.03 shall be made at a price equal to the Termination Price.

Section 4.04. Securities Laws Restrictions.

Each of the Junior Subordinate Certificates is a Private Certificate subject to the restrictions on transfer contained in Section 5.05(a) of the Standard Terms. Furthermore, each of the Private Certificates is a Rule 144A Certificate. The Class R and Class RC Certificates are Residual Certificates subject to Section 5.05(c) of the Standard Terms.

ARTICLE V.

MISCELLANEOUS PROVISIONS

Section 5.01. Request for Opinions.

(a) The Depositor hereby requests and authorizes McKee Nelson LLP, as its counsel in this transaction, to issue on behalf of the Depositor such legal opinions to the Trustee, the Securities Administrator and each Rating Agency as may be (i) required by any and all documents, certificates or agreements executed in connection with the Trust, or (ii) requested by the Trustee, the Securities Administrator, any such Rating Agency or their respective counsels.

(b) Each of the Trustee, the Securities Administrator and the Master Servicer hereby requests and authorizes its counsel to issue on behalf of such Person such legal opinions to the Depositor, GSMC and Goldman, Sachs & Co. as may be required by any and all documents, certificates or agreements executed in connection with the establishment of the Trust and the issuance of the Certificates.

Section 5.02. Schedules and Exhibits.

Each of the Schedules and Exhibits attached hereto or referenced herein are incorporated herein by reference as contemplated hereby and by the Standard Terms. Each Class of Certificates shall be in substantially the form attached hereto, as set forth in the Exhibit index.

Section 5.03. Governing Law.

THIS TRUST AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 5.04. Counterparts.

This Trust Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all of such counterparts shall together constitute but one and the same instrument.

Section 5.05. Notices.

All demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service, to (a) in the case of the Depositor, 85 Broad Street, New York, New York 10004, Attention: President (telecopy number (212) 902-3000 and email addresses: sang.kim@gs.com and michelle.gill@gs.com) or such other address, telecopy number or email address as may hereafter be furnished to each party to this Trust Agreement in writing by the Depositor; (b) in the case of the Trustee, U.S. Bank National Association, One Wall Street, Suite 1600, New York, New York 10005, Attention: Structured Finance Department, GSR 2007-5F, or such other address or telecopy number as may hereafter be furnished to each party to this Trust Agreement in writing by the Trustee; (c) in the case of the Master Servicer, Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager (GSR 2007-5F) (or in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045) Telephone: (410) 884-2066; Facsimile: (410) 715-2380, or such other address, telecopy number or email address as may hereafter be furnished to each party to this Trust Agreement in writing by the Master Servicer; (d) in the case of the Securities Administrator, Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services: GSR 2007-5F, or such other address, telecopy number or email address as may hereafter be furnished to each party to this Trust Agreement in writing by the Securities Administrator; and (e) in the case of each Custodian, the addresses set forth in the Custodial Agreement with respect to such Custodian. The addresses of the rating agencies required to be stated herein pursuant to Section 13.08(d) of the Standard Terms are Fitch Ratings, One State Street Plaza, New York, New York 10004 and Standard & Poor’s Ratings Services, 55 Water Street, New York, New York 10041.

[Signature page follows]

IN WITNESS WHEREOF, the Depositor, the Trustee, the Master Servicer, the Securities Administrator and each Custodian have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

GS MORTGAGE SECURITIES CORP.,
as Depositor

By: /s/ Greg A. Finck
Name: Greg A. Finck
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely in
its capacity as Trustee under this Trust Agreement

By: /s/ Patricia O’Neill
Name: Patricia O’Neill
Title: Vice President

WELLS FARGO BANK, N.A.,
not in its individual capacity, but solely in its capacity
as Securities Administrator and Master Servicer

By: /s/ Martin Reed
Name: Martin Reed
Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,
not in its individual capacity, but solely in its
capacity as Custodian

By: /s/ Andrew Hays
Name: Andrew Hays
Title: Associate

By: /s/ Norma L. Catone
Name: Norma L. Catone
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely in its
capacity as Custodian

By: /s/ Patrick Garay-Heelan
Name: Patrick Garay-Heelan
Title: Assistant Vice President

Solely for purposes of Section 2.01(a),
accepted and agreed to by:

GOLDMAN SACHS MORTGAGE
COMPANY

By: Goldman Sachs Real Estate Funding
Corp., its General Partner

By: /s/ Greg A. Finck__________________
Name: Greg A. Finck
Title: Managing Director

SCHEDULE I

Mortgage Loan Schedule

SCHEDULE II

[Reserved]

SCHEDULE III

[Reserved]

EXHIBIT A

Form of Certificates

A-1